Exhibit 10.25

AGREEMENT OF PURCHASE AND SALE OF ASSETS

by and between

STARBUCKS CORPORATION,

as Buyer

DIEDRICH COFFEE, INC.,

as Seller

and COFFEE PEOPLE, INC.

September 14, 2006

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TABLE OF CONTENTS

(Continued)

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TABLE OF CONTENTS

(Continued)

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SCHEDULES

Schedule 1.0	Subject Locations
Schedule 1.3	Ground Lease Subject Locations
Schedule 1.5	Knowledge Personnel
Schedule 2.1(a)	Assumed Leases and Occupancy Agreements
Schedule 2.1(c)	Prepaid Items
Schedule 2.1(d)	F&E
Schedule 2.1(e)	Assumed Permits
Schedule 2.3	Assumed Liabilities
Schedule 3.0	Schedule of Exceptions
Schedule 5.10	Allocation Schedule
Schedule 6.2	Required Approvals and Consents
Schedule 6.3(h)	Encumbrances

EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Assignment and Assumption Agreement
Exhibit D	Form of Consent to Assignment of Lease
Exhibit E	Chart of Terms for Lease and Agreement Amendments
Exhibit F-1	Form of Certificate of Seller
Exhibit F-2	Form of Certificate of Buyer

AGREEMENT OF PURCHASE AND SALE OF ASSETS

This Agreement is made as of September 14, 2006, by and between Starbucks Corporation, a Washington corporation (“Buyer”), Diedrich Coffee, Inc., a Delaware corporation (“Seller”) and Coffee People, Inc., an Oregon corporation (“Coffee People”).

RECITAL

Subject to the terms and conditions set forth in this Agreement, Seller and Coffee People desire to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller and Coffee People, Seller’s and Coffee People’s entire right, title and interest in and to the leasehold interests and occupancy rights under the leases and occupancy agreements set forth on Schedule 2.1(a) and other specifically identified tangible assets and properties used in connection with the operation of the retail stores owned or operated by Seller and Coffee People, respectively, under the Diedrich Coffee and Coffee People brands, all as listed on Schedule 1.0, as it may be amended from time to time (the “Subject Locations”).

ARTICLE 1

DEFINITIONS

For purposes of this Agreement and the attached schedules and exhibits, certain initially capitalized terms have the meanings ascribed to them in Article 1. Other terms are defined in the body of this Agreement.

“Acquisition Assets” has the meaning set forth in Section 2.1.

“Additional Assessment” has the meaning set forth in Section 5.14(a).

“Affiliate” with respect to any party, means any person or entity controlling, controlled by, or under common control with, such party, including but not limited to any subsidiary of such party.

“Allocation Schedule” has the meaning set forth in Section 5.10.

“Applicable Laws” mean all laws, regulations, ordinances and other restrictions of foreign, federal, state and local governments and agencies regulating or otherwise affecting Buyer, Seller, Coffee People, the Subject Locations or the Acquisition Assets, including, without limitation, those regulating or affecting employee health and safety, discharge of pollutants or wastes, consumer protection and employee benefit plans.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit C.

“Assumed Leases and Occupancy Agreements” has the meaning set forth in Section 2.1(a).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Assumed Permits” has the meaning set forth in Section 2.1(e).

“Assumption Time” has the meaning set forth in Section 2.3.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in Seattle, Washington are closed.

“Buyer” means Starbucks Corporation, a Washington corporation.

“Buyer Group” has the meaning set forth in Section 5.2.

“Buyer’s Cap” has the meaning set forth in Section 7.4(b).

“Claim Notice” has the meaning set forth in Section 7.4(d).

“Closing” has the meaning set forth in Section 2.9(a).

“Closing Date” has the meaning set forth in Section 2.9(a).

“COBRA” has the meaning set forth in Section 3.15.

“Code” means the Internal Revenue Code of 1986, as amended.

“Coffee People” means Coffee People, Inc., an Oregon corporation.

“Consent to Assignment of Lease” means the Consent to Assignment of Lease agreed to between Buyer and Seller or Coffee People, as applicable, substantially in the form attached hereto as Exhibit D (to obtain all applicable landlord’s, sublandlord’s, ground lessor’s or other applicable contract party’s signature thereon) and providing for the assignment to Buyer of the lease or occupancy agreement for each Subject Location, together with estoppel, release and consent provisions in connection therewith.

“Encumbrance” means any claim, lien, charge, security interest, pledge, mortgage or any other restriction or encumbrance of any kind or nature.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental Assessment” has the meaning set forth in Section 5.14(a).

“Environmental, Health and Safety Liabilities” mean any cost, damages expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:

(a) any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product);

(b) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law;

(c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any governmental body or any other person or entity) and for any natural resource damages; or

(d) any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (CERCLA).

“Environmental Law” means as of the date of the Closing any and all civil, criminal and administrative laws (including common law), statutes, codes, rules, regulations, ordinances, orders, decrees, judgments, permits, licenses, approvals, authorizations and other requirements, directives, consents and obligations lawfully imposed by any Governmental Entity pertaining to the protection of the Environment, protection of ecology, protection of public health, protection of worker health and safety, and/or the treatment, emission and/or discharge of gaseous, particulate and/or effluent pollutants, and/or the handling of Hazardous Materials, and regulations, guidelines, and policies promulgated under any of the foregoing, including, but not limited to, requirements that relate to:

(a) notifying appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment;

(c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated;

(d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e) protecting resources, species or ecological amenities;

(f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

(g) cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention; or

(h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“Environmental Violation” has the meaning set forth in Section 5.14(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant thereto.

“ERISA Affiliate” means the Seller, any subsidiary of Seller and, with respect to any employee benefit plan (as defined in Section 3(3) of ERISA), any trade or business (whether or not incorporated) that is or, at any relevant time, was treated as a single employer with Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” has the meaning set forth in Section 2.7.

“Escrow Agreement” has the meaning set forth in Section 2.7.

“Escrow Fund” has the meaning set forth in Section 2.7.

“Escrow Period” has the meaning set forth in Section 2.7.

“Excluded Agreements” has the meaning set forth in Section 2.2(c).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Business” has the meaning set forth in Section 2.2(a).

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“F&E” has the meaning set forth in Section 2.1(d).

“Governmental Entity” means any court, or any federal, state, municipal, provincial or other governmental authority, department, commission, board, service, agency, political subdivision or other instrumentality.

“Ground Leases” means the Assumed Leases and Occupancy Agreements relating to the Ground Lease Subject Locations.

“Ground Lease Improvements” shall have the meaning set forth in Section 2.1(f).

“Ground Lease Subject Locations” means the Subject Locations on Schedule 1.3.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any of the Acquisition Assets or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the Subject Locations.

“Hazardous Material” means any substance, material or waste which is regulated by any governmental body, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

“Improvements” has the meaning set forth in Section 2.1(b).

“Indemnified Party” means the party that is entitled, or is seeking, to be indemnified under this Agreement.

“Indemnifying Party” means the party required to indemnify, or against which indemnification is sought, under this Agreement.

“JAMS” has the meaning set forth in Section 7.4(f).

“Knowledge of Seller” means the actual knowledge of such matter of any officer of Seller set forth on Schedule 1.5. Any such individual will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (i) such individual has actual knowledge of such fact, circumstance, event or other matter; (ii) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including e-mails sent to or by such individual) in, or that have been in, such individual’s possession, including personal files of such person; or (iii) such fact, circumstance, event or other matter is explicitly set forth in one or more documents (whether written or electronic) contained in books and records of Seller that, based upon the historical practices of Seller, would be reviewed by a person who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities.

“Lease and Agreement Amendment” means the Lease and Agreement Amendments for each lease or occupancy agreement with respect to each Subject Location containing substantially the terms set forth on the Exhibit E.

“Liability” means all liabilities, indebtedness, obligations (contractual, statutory or otherwise) or guarantees of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or yet to become due, vested or unvested, executory, determined, determinable or otherwise.

“Loss” means any loss, demand, action, cause of action, claim, diminution in value, assessment, damage, fine, penalty, lost profits, Liability, cost (including but not limited to costs of cleanup, containment or other remediation), expense or other losses, including without limitation, interest, penalties and reasonable attorneys’ and other professional fees and expenses incurred in the investigation, prosecution, defense or settlement thereof (including, without limitation, interest which may be imposed in connection therewith, court costs, litigation expenses, costs of investigation and reasonable attorneys’, accounting and expert fees).

“Material Adverse Effect” means any event, circumstance, change or effect that individually or in the aggregate has or is reasonably likely to have a material adverse effect on (i) the physical condition, use or operation of the Acquisition Assets taken as a whole, (ii) the ability of Buyer to operate the Subject Locations as Buyer’s coffee stores in a manner consistent with Seller’s and Coffee People’s past practice in operating Seller’s and Coffee People’s coffee stores, (iii) the Assumed Liabilities, or (iv) the ability of Seller to perform its obligations under this Agreement or to consummate transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not include the effect of any circumstance, change, development, event or state of facts arising out of or attributable to any of the following, either alone or in combination: (1) the markets in which Seller and Coffee People operate generally; (2) general economic or political conditions (including those affecting the securities markets); (3) the public announcement of this Agreement or of the consummation of the transactions contemplated by this Agreement; (4) acts of war (whether or not declared), sabotage or terrorism or military actions or the escalation thereof; or (5) any changes in Applicable Laws, regulations or accounting rules.

“Maximum Aggregate Purchase Price” has the meaning set forth in Section 2.5.

“Negative Value Subject Location” has the meaning set forth in Section 2.5.

“Non-Competition Amount” has the meaning set forth in Section 2.5.

“Occupational Safety and Health Law” means any legal requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Payment Obligations” has the meaning set forth in Section 5.12.

“Permits” means any license, certificate, permit, approval, franchise or registration issued by a Governmental Entity.

“Permits and Approvals” has the meaning set forth in Section 5.5.

“Permitted Liens” mean (i) statutory liens for current Taxes or assessments not yet due and payable, (ii) terms and conditions of the Assumed Leases and Occupancy Agreements, as amended by the Lease and Agreement Amendments, (iii) items specified on Schedule 2.3, (iv) the rights of the parties pursuant to this Agreement, the Transaction Documents and any other instruments to be delivered hereunder, (v) standard exceptions listed on any Title Policy procured and delivered to Buyer, and (vi) any other Encumbrances related to the Acquisition Assets that are specifically and fully set forth in a schedule or exhibit attached to this Agreement identifying each Acquisition Asset to which the Encumbrance relates, if and to the extent such Encumbrances are accepted by Buyer at or prior to Transfer to Buyer; provided, that, without limiting the specificity of the foregoing, the term Permitted Liens will not include any materialmen’s, mechanic’s or other similar statutory liens applicable to the Subject Locations.

“Person” means an individual, partnership (general or limited), corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a governmental authority.

“Phase I” has the meaning set forth in Section 5.14(a).

“Post-Closing Transfer” has the meaning set forth in Section 6.5.

“Prepaid Items” has the meaning set forth in Section 2.1(c).

“Purchase Price” has the meaning set forth in Section 2.6.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

“Release Date” has the meaning set forth in Section 7.1.

“Remaining Subject Locations” has the meaning set forth in Section 6.5.

“Representative” means any officer, director, principal, attorney, agent, employee or other representative.

“Returns” has the meaning set forth in Section 3.8.

“Seller” means Diedrich Coffee, Inc., a Delaware corporation.

“Seller Group” has the meaning set forth in Section 7.3.

“Seller’s Cap” has the meaning set forth in Section 7.4(a).

“Stockholder Meeting” has the meaning set forth in Section 5.15.

“Subject Locations” has the meaning set forth in the RECITAL.

“Superior Offer” has the meaning set forth in Section 5.2(d).

“Tax” means any and all federal, state, local, foreign or other tax, levy, impost, fee, assessment or other government charge, including without limitation (i) income, estimated income, business, occupation, franchise, property, payroll, personal property, real property, sales, value added, transfer, use, excise, employment, commercial rent, occupancy, franchise or withholding taxes and (ii) any premium, interest, penalties and additions in connection therewith.

“Termination Date” has the meaning set forth in Section 6.4.

“Third Party Claim” has the meaning set forth in Section 7.4(d).

“Threat of Release” means a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Threshold” has the meaning set forth in Section 7.4(a).

“Title Company” means the title company that will issue the Title Policies.

“Title Policies” means a leasehold policy of title insurance on the standard form issued in the State of Oregon with respect to each of the Ground Leases, each in (i) amounts reasonably acceptable to Buyer, and (ii) showing only Permitted Liens.

“Transaction Documents” means the Escrow Agreement, Bill of Sale and the Assignment and Assumption Agreement.

“Transfer” has the meaning set forth in Section 2.1.

“Transfer Premium Subject Location” means a Subject Location for which the applicable lease requires the payment to the landlord of any consideration, or portion thereof, that Seller is entitled to receive from Buyer pursuant to this Agreement.

“Transfer Proposal” means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Buyer) contemplating or otherwise relating to any acquisition of any of the Acquisition Assets, any acquisition of Seller that would include any of the Acquisition Assets or any merger or consolidation with or involving Seller that would include any of the Acquisition Assets.

ARTICLE 2

THE TRANSACTION

2.1 Acquisition Assets. At the Closing (or a Post-Closing Transfer in accordance with the terms of this Agreement), and subject to Seller’s ability to retain certain Subject Locations in accordance with Section 2.5, Seller will (and will cause Coffee People to) sell, assign, convey, transfer and deliver (“Transfer”) to Buyer all of Seller’s and Coffee People’s right, title and interest in the following assets (the “Acquisition Assets”):

(a) the leases and occupancy agreements listed on Schedule 2.1(a) (the “Assumed Leases and Occupancy Agreements”);

(b) all fixtures, alterations or modifications that are attached to the Subject Locations and owned by Seller, except for photographs, pastry cases, menu boards, signage and any items that contain the Coffee People and Diedrich Coffee trademarks or tradenames (“Improvements”);

(c) all credits, security deposits, prepaid expenses and prepaid items related to the Assumed Leases and Occupancy Agreements or otherwise relating to the operation of the Subject Locations, including but not limited to those listed on Schedule 2.1(c) (“Prepaid Items”);

(d) (x) all sinks, freezers (including walk-in freezers) and refrigerators, (y) with respect to store number 1116, identified on row 27 of Schedule 1.0 (the San Juan Capistrano store), the custom kitchen hood attached to the wall of such Subject Location, and (z) all other equipment specifically set forth on Schedule 2.1(d) (“F&E”);

(e) to the extent assignable to Buyer, all Permits (excluding liquor licenses) specifically listed on Schedule 2.1(e) (“Assumed Permits”); and

(f) any buildings, structures or other improvements located at or on the Ground Lease Subject Locations (the “Ground Lease Improvements”).

2.2 Assets Not Being Acquired. Other than the assets specifically set forth in Section 2.1, no other assets are to be sold and delivered to Buyer (the “Excluded Assets”). By way of example and not in limitation of the foregoing, the parties hereto expressly agree that the Excluded Assets include:

(a) any rights or assets related to Seller’s or Seller’s Affiliates’ franchise business, or operations or any other lines of business that do not involve the operation of the Subject Locations (collectively, the “Excluded Business”);

(b) Seller’s or Coffee People’s intellectual property, intellectual property rights and other intangible assets, including, without limitation, Seller’s or Coffee People’s trade names, trademarks, logos, patents, copyrights, trade secrets and business methods;

(c) any customer, supplier and service agreements (the “Excluded Agreements”); and

(d) all claims for refund of Taxes and other governmental charges of whatever nature paid by Seller or Coffee People related to the Acquisition Assets for periods prior to the date at which such Acquisition Assets were Transferred to Buyer, except amounts paid for Assumed Permits.

2.3 Assumed Liabilities. At the Closing or a Post-Closing Transfer (as applicable, the “Assumption Time”), Buyer will assume only the following Liabilities of Seller and Coffee People (the “Assumed Liabilities”):

(a) all Liabilities under the Assumed Leases and Occupancy Agreements, as amended by the Lease and Agreement Amendments, and under the Assumed Permits, in each case only to the extent (i) related to Subject Locations actually Transferred to Buyer at the Closing or the applicable Post-Closing Transfer and (ii) related to or arising out of events or circumstances occurring after the applicable Assumption Time (but excluding any Liabilities under any Assumed Lease or Occupancy Agreement which are not set forth therein and that become due after the applicable Assumption Time but arise out of or are based on or calculated on the basis of events or circumstances occurring prior to the applicable Assumption Time);

(b) all Liabilities accruing, arising out of, related to or resulting from the ownership, use, operations or maintenance of the Improvements, F&E and Ground Lease Improvements after the applicable Assumption Time;

(c) all Liabilities for Taxes relating to the ownership or operation of the Acquisition Assets after the applicable Assumption Time; and

(d) the items specified on Schedule 2.3, to the extent they relate to the Acquisition Assets actually acquired by Buyer at the Closing or the applicable Post-Closing Transfer.

2.4 Excluded Liabilities. Other than the Assumed Liabilities, Buyer will not assume any Liability relating to or arising out of or in connection with the Excluded Business, or any other Liabilities of Seller or Coffee People, including without limitation (the “Excluded Liabilities”):

(a) any Liability relating to or arising out of or in connection with the Excluded Assets; or

(b) any Liability relating to or arising out of or in connection with the Excluded Agreements, including but not limited to any termination, cancellation or similar fees, or other costs or damages, associated with Seller’s cancellation or termination of the Excluded Agreements or other services at the Subject Locations in accordance with Section 5.1(d).

2.5 Determination of Subject Locations. Upon execution of this Agreement, Schedule 1.0 will contain an initial list of all Subject Locations, and the Purchase Price applicable to the Transfer of each Subject Location pursuant to this Agreement. Subject to the other provisions of this Section 2.5, prior to the Closing or a Post-Closing Transfer, Buyer and Seller may mutually agree to delete Subject Locations from Schedule 1.0 (and appropriately adjust the Maximum Aggregate Purchase Price), provided, that Buyer may elect to delete a Subject Location from Schedule 1.0 in the event that, prior to the applicable Assumption Time such Subject Location is adversely affected by fire, flood, earthquake or other force majeure that causes the physical condition of such Subject Location to be substantially different from the condition of such Subject Location prior to such event. The aggregate Purchase Price for (i) all Subject Locations not designated on Schedule 1.0 as having a negative value (each, a “Negative Value Subject Location”), prior to any deletions or adjustments pursuant to this Agreement, is $13,400,000 and (ii) the non-competition covenant set forth in Section 5.8(a) is $120,000 (the “Non-Competition Amount”), for total maximum aggregate purchase consideration of $13,520,000 (the “Maximum Aggregate Purchase Price”), provided, that the Purchase Price applicable to a Subject Location actually Transferred to Buyer will be increased by the amount of any Prepaid Items set forth on Schedule 2.1(c) attributable to such Subject Location, and provided, further, that Seller may elect to retain and not Transfer, at any time prior to the Termination Date, any Subject Locations listed on Schedule 1.0 (i) designated under the column entitled “Transfer Premium Subject Location,” where the landlord does not waive or amend the payment to the landlord of any consideration, or portion thereof, that Seller is entitled to receive from Buyer pursuant to this Agreement and neither Seller nor Buyer agrees to make such payment to the landlord, (ii) that is a Negative Value Subject Location, or (iii) if the applicable landlord, in exchange for providing a Consent to Assignment of Lease or a Lease and Agreement Amendment, requests any payment from Seller or Buyer (other than payments in respect of a Transfer Premium Subject Location, which are covered by (i) above) and neither Seller nor Buyer agrees to settle such payment with the applicable landlord. If Seller elects to retain any Subject Location that is not a Negative Value Subject Location pursuant to this Section 2.5, then the Maximum Aggregate Purchase Price will be decreased by the amount of value allocated to it in Schedule 1.0. If Seller elects to retain any Negative Value Subject Location, such election will have no effect on the Maximum Aggregate Purchase Price. If Seller elects to Transfer any Negative Value Subject Location, such Transfer will have the effect of decreasing the Maximum Aggregate Purchase Price in accordance with the negative value attributed to such Negative Value Subject Location in Schedule 1.0. For the avoidance of doubt and by way of example only, if Seller elects to Transfer to Buyer store number 1103 (the Costa Mesa store, having a value of ($85,000) (a negative value)) listed on Schedule 1.0 at the Closing, the aggregate Purchase Price payable for all Subject Locations transferred to Buyer at the Closing will be reduced by $85,000. Buyer and Seller acknowledge and agree that, notwithstanding any other provision of this Agreement, no Negative Value Subject Location will be Transferred to Buyer unless and until a number of Subject Locations equal to the difference between (x) 25 and (y) the number of Subject Locations designated on Schedule 1.0 as Transfer Premium Subject Locations, have been Transferred to Buyer.

2.6 Purchase Price. At the Closing and at each Post-Closing Transfer, for each Subject Location Transferred at the applicable Assumption Time, Buyer will (i) pay to Seller the amount set forth on Schedule 1.0 opposite each Subject Location (the amount set forth on Schedule 1.0 with respect to each Subject Location, the “Purchase Price”), plus an amount equal to the Prepaid Items attributable to such Subject Location that is Transferred to Buyer and less the applicable portion of the Escrow Fund to be deposited with the Escrow Agent at the Closing or the Post-Closing Transfer and (ii) assume the Assumed Liabilities relating to each Subject Location being Transferred at the Closing or a Post-Closing Transfer. At the Closing, Buyer will also pay the Non-Competition Amount (less the portion of the Non-Competition Amount contributed to the Escrow Fund) to Seller. All payments to Seller at the Closing and any Post-Closing Transfer will be paid in accordance with wire transfer instructions provided in writing by Seller at least six (6) Business Days prior to the Closing or the Post-Closing Transfer, as applicable.

2.7 Escrow. At the Closing and thereafter until the Release Date (the “Escrow Period”), subject to the other provisions of this Agreement and the terms of the Escrow Agreement attached hereto as Exhibit A (the “Escrow Agreement”), 10% of the total Purchase Price paid to Seller with respect to Subject Locations (including any Prepaid Items and the Non-Competition Amount) transferred to Buyer at the Closing and any Post-Closing Transfer (the “Escrow Fund”) will be deposited with and held in escrow by Greater Bay Trust Company (or other institution mutually selected by Buyer and Seller) as escrow agent (the “Escrow Agent”) to secure the accuracy and full and timely performance of Seller’s representations, warranties, covenants and agreements, and Seller’s other indemnity obligations under this Agreement. Seller’s indemnity obligations pursuant to this Agreement will be satisfied first from the Escrow

Fund to the extent the Escrow Fund is sufficient to do so, and thereafter Buyer may seek recovery from Seller directly. Buyer and Seller will share equally in the payment of any fees to the Escrow Agent for the maintenance and administration of the Escrow Fund.

2.8 Employees.

(a) Subject to the Closing, Buyer will offer employment to all hourly non-management (below assistant store manager level) store employees of Seller or Coffee People (as applicable) at each Subject Location actually Transferred to Buyer who are in good standing, without conducting employment interviews. Employees in “good standing” are those whose most recent performance evaluations by Seller or Coffee People, as applicable, indicate performance at a satisfactory level or higher, and who are not former employees of Buyer identified on Buyer’s internal records as ineligible to be rehired by Buyer. Buyer and Seller will mutually agree on a plan for Buyer to interview employees at the assistant store manager level and higher. Buyer is not obligated to hire any such management employees of Seller or Coffee People. Within ten (10) Business Days after execution of this Agreement, Buyer and Seller will mutually agree on a plan to facilitate informational sessions for Seller’s or Coffee People’s employees who currently work at the Subject Locations. The content of any such informational sessions will be at Buyer’s discretion, and at locations and times to be determined by Buyer. Seller is and will remain solely responsible for any pension, severance, bonus, overtime pay and other compensation, benefits (including but not limited to workers’ compensation benefits), perquisites or payments incurred in connection with Seller’s or Coffee People’s termination of any of its employees, whether or not they are re-hired by Buyer, including but not limited to accrued vacation, sick time, sick pay, personal leave and compensatory time, none of which will be assumed by Buyer.

(b) Seller will be responsible for any notice required under or obligations and/or liabilities associated with the Worker Adjustment and Retraining Notification Act (29 U.S.C. §§ 2101-2109), and any Applicable Law related to any closings, mass layoff, relocation or severance associated with Seller’s or Coffee People’s employees, which takes place or arises on or before the Closing or the applicable Post-Closing Transfer, as applicable.

(c) Seller will be responsible for any group health plan continuation or conversion coverage required under Section 4980B of the Code, Part 6 of Title I of ERISA and the regulations thereunder, or Applicable Laws with respect to Seller’s or Coffee People’s employees due to a qualifying event occurring on or before the Closing or a Post-Closing Transfer, as applicable.

2.9 Closing.

(a) The closing (the “Closing”) of the transactions contemplated by this Agreement will be held not later than the Termination Date, except as provided in this Section 2.9 and shall take place ninety (90) days after the date of this Agreement (or if such date falls on a non-Business Day, the next Business Day) provided that the conditions to Closing set forth in Sections 6.1, 6.2 and 6.3 have been satisfied or waived, or on such other date that the parties mutually agree, provided, further, that, if the Closing is to occur more than ninety (90) days after the date of this Agreement (or if such date falls on a non-Business Day, then the next

Business Day), Buyer must be in compliance with Section 5.13(b), as determined by Seller in its reasonable discretion (the “Closing Date”). The Closing and each Post-Closing Transfer will be held at the offices of DLA Piper US LLP, 701 5th Avenue, Suite 7000, Seattle, WA 98104. Post-Closing Transfers may occur in accordance with Section 6.5 hereof.

(b) Buyer may give written notice to Seller if Buyer deems the conditions to the Closing set forth in Sections 6.3(b), 6.3(d) and 6.3(f) to have been satisfied or waived, or to be within Seller’s or Buyer’s control to satisfy at any time, (such notice, the “Pre-Closing Notification”). Delivery of the Pre-Closing Notification by Buyer, and Seller’s receipt of such Pre-Closing Notification, serves a notice purpose only and will not constitute an acknowledgement by Buyer or Seller or give rise to any inference or estoppel on the part of Buyer or Seller that any or all of the other Closing conditions have been satisfied in accordance with this Agreement. Buyer and Seller will exercise commercially reasonable efforts to close the Transfers contemplated therein within ten (10) Business Days after Buyer gives such Pre-Closing Notification, if ever, subject to the provisions of Article 6 of this Agreement, provided, that the obligation to exercise commercially reasonable efforts will not apply with respect to the Negative Value Subject Locations.

(c) At the Closing and at each Post-Closing Transfer, in addition to the documents to be delivered to Buyer pursuant to Article 6, Seller shall deliver or cause to be delivered to Buyer: (i) physical possession of the F&E in connection with the Subject Locations being Transferred; (ii) executed assignments or transfers of the Assumed Permits; (iii) an executed Bill of Sale, in the form attached as Exhibit B; and (iv) an executed Assignment and Assumption Agreement, in the form attached as Exhibit C.

(d) At the Closing and at each Post-Closing Transfer, in addition to the documents to be delivered to Seller pursuant to Article 6, Buyer shall deliver or cause to be delivered to Seller (i) the Purchase Price applicable to the Subject Locations being Transferred minus the amount of the Escrow Fund, by wire transfer of immediately available funds, and (ii) the executed Assignment and Assumption Agreement. In addition, Buyer shall deliver the Escrow Fund to the Escrow Agent at Closing.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Representations of Seller. Except as otherwise set forth in the Schedule of Exceptions attached hereto as Schedule 3.0, the following representations and warranties are made by Seller as set forth below as of the date of this Agreement, and as of the Closing and each Post-Closing Transfer. The paragraph numbers in the Schedule of Exceptions will correspond to the paragraph numbers in this Agreement; provided, however, that any information disclosed therein under any Schedule number shall be deemed to be disclosed and incorporated into any other paragraph or section number in the Schedule of Exceptions where such disclosure would be appropriate and where the purpose of disclosure in another section is readily apparent on the face of the disclosure.

3.1 Organization and Qualification. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted. Seller is duly qualified to do business and is in good standing in California and Oregon. Coffee People is a wholly-owned subsidiary of Seller, all of the officers and directors of Coffee People are officers of Seller. Coffee People is a corporation duly organized, validly existing, and in good standing under the laws of the State of Oregon, and has the requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted. Coffee People is duly qualified to do business and is in good standing in Oregon.

3.2 Authority Relative to Agreements. Subject to receiving stockholder approval, Seller has the requisite corporate power and authority to enter into this Agreement, the Escrow Agreement and all other agreements in connection with the transactions contemplated hereby to which Seller is or will be a party, and has the requisite corporate power and authority to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and such other agreements by Seller and the consummation by Seller of such transactions have been duly authorized by the Board of Directors of Seller and by all required board and shareholder action of Coffee People. This Agreement has been duly executed and delivered by Seller, and, after receiving stockholder approval, will constitute a valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

3.3 No Conflicts. Seller is not subject to, or obligated under, any provision of (i) Seller’s certificate of incorporation or bylaws, (ii) any agreement, arrangement, or understanding to which Seller is a party or by which Seller or any of its properties or assets is bound or affected, (iii) any Permit, or (iv) any Applicable Law, that would be breached or violated, or in respect of which a right of termination or acceleration would arise, or pursuant to which any Encumbrance on any of the Acquisition Assets would be created, by Seller’s execution, delivery, and performance of this Agreement and the consummation by Seller of the transactions contemplated hereby.

3.4 No Consents. Except as will be delivered at or prior to the Closing or the relevant Post-Closing Transfer, as applicable, and except as described on Schedule 6.2, no authorization, consent, or approval of, or filing with, any governmental body, court, other authority or third party is necessary on the part of Seller for the consummation by Seller of the transactions contemplated by this Agreement.

3.5 Compliance with Laws; Permits. Except with respect to tax matters (which are addressed in Section 3.8), environmental matters (which are addressed in Section 3.11) and labor and employment matters (which are addressed in Section 3.15) Seller and Coffee People and their respective Representatives have complied in all material respects with all Applicable Laws related to the Acquisition Assets and the Assumed Liabilities, and there are no claims, investigations or proceedings pending, or to the Knowledge of Seller reasonably expected or threatened, against Seller or Coffee People alleging a violation of any Applicable Law and Seller has no basis to expect any such claim, investigation or proceeding. Each of Seller and Coffee People holds and is in compliance in all material respects with all Permits required for the conduct of its business at the Subject Locations.

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3.6 Real Estate Leases/Occupancy Agreements/Ground Leases.

(a) Schedule 2.1(a) of the Agreement sets forth a list of the Assumed Leases and Occupancy Agreements, in each case, setting forth (i) the parties thereof and the date and term of each of the leases and occupancy agreements, (ii) the street address of each property covered thereby, and (iii) the aggregate amount of rent, deferred rent, CAM, taxes and insurance paid to the applicable landlord during the thirteen (13) fiscal periods ending July 26, 2006 under such lease or occupancy agreement (each fiscal period is four (4) weeks). The Assumed Leases and Occupancy Agreements are in full force and effect, Seller or Coffee People has a valid and existing leasehold or occupancy interest under each such lease or occupancy agreement for the term set forth therein, and a valid right to occupy the Subject Location for each such lease or occupancy agreement in the manner described in such lease or occupancy agreement for the term set forth therein, and neither Seller nor Coffee People nor to the Knowledge of Seller any other party thereto is in default or breach under any such leases or occupancy agreements. To the Knowledge of Seller no event has occurred that, with the passage of time or the giving of notice or both, would cause a breach of or default under any of such leases or occupancy agreements. During the prior 12 months, neither Seller nor Coffee People has asserted any written claim against the other party under any Assumed Lease and Occupancy Agreement.

(b) Neither Seller nor Coffee People has received any written notice of any condemnation proceeding with respect to any of the Subject Locations.

(c) Other than the leasehold interests, neither Seller nor Coffee People has any right, title or interest in or to any buildings or structures at the Subject Locations, except for the Ground Lease Improvements, and no such buildings or structures are under construction.

(d) To the Knowledge of Seller, the Assumed Leases and Occupancy Agreements are assignable to Buyer without payment of any fee that is not set forth in the Assumed Leases and Occupancy Agreements.

(e) Seller or Coffee People has fee title to the Ground Lease Improvements.

3.7 Good Title to the Acquisition Assets; Condition of F&E. Seller or Coffee People owns the Acquisition Assets free and clear of all Encumbrances other than Permitted Liens. Seller or Coffee People leases the Subject Locations under leases and occupancy agreements as previously delivered to Buyer. All F&E Transferred to Buyer at Closing and any Post-Closing Transfer is in good working order and has no material deferred maintenance obligations.

3.8 Tax Matters.

(a) Either Seller or Coffee People has prepared and timely filed all federal, foreign, state, county and local income, excise, property, sales, employment-related wages and benefits, and other Tax returns, estimates, information statements and reports (“Returns”) required to be filed by Seller or Coffee People or in respect of the Acquisition Assets for any period ending on or before the Closing, and all such returns are true, complete and correct and have been completed in accordance with applicable law.

(b) All Taxes due and payable by Seller have been paid and all Taxes due and payable by Coffee People with respect to the Acquisition Assets have been paid.

(c) There is no tax deficiency outstanding and neither Seller nor Coffee People has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency related to the Acquisition Assets.

(d) Neither Seller nor Coffee People has received notice of any unresolved questions or claims concerning its Tax liability related to the Acquisition Assets.

3.9 No Restrictions on Business Activities. There is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which Seller or Coffee People is a party or otherwise binding on Seller, Coffee People or the Acquisition Assets that has or reasonably could be expected to have the effect of prohibiting or impairing the Buyer’s ability to own and operate the Acquisition Assets in a similar manner as presently conducted by Seller and Coffee People.

3.10 Litigation. There are no claims, suits, actions, arbitrations, investigations or proceedings pending or, to the Knowledge of Seller, threatened against Seller or Coffee People that could reasonably be expected to have any adverse effect upon the Acquisition Assets. Neither Seller nor Coffee People is subject to any court, governmental or administrative order, writ, injunction, or decree applicable to the Acquisition Assets. To the Knowledge of Seller, there are no facts or conditions that have had or, if continued, will result in, a default or claim of default under any Assumed Lease and Occupancy Agreement.

3.11 Environmental Matters.

(a) Each of Seller and Coffee People is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law with respect to the Acquisition Assets or Assumed Liabilities. Neither Seller nor Coffee People has, and, to the Knowledge of Seller, no other person or entity for whose conduct either Seller or Coffee People is or may be held to be responsible has, received, any actual or, to the Knowledge of Seller, threatened, order, notice or other communication of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Acquisition Asset or Assumed Liability.

(b) There are no pending or, to the Knowledge of Seller, threatened claims, Encumbrances, civil, criminal or administrative actions, proceedings, directives, inquiries, investigations or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any Acquisition Asset or Assumed Liability.

(c) Neither Seller nor Coffee People, nor to the Knowledge of Seller, any person or entity for whose conduct either Seller or Coffee People is or may be held responsible, has received and, to the Knowledge of Seller, there is no basis to expect, any citation, directive, inquiry, notice, order, summons, warning or other communication that relates to Hazardous Activities, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law with respect to any Acquisition Asset or Assumed Liability.

(d) Neither Seller nor Coffee People, nor any of their respective Representatives, nor, to the Knowledge of Seller, any person or entity for whose conduct Seller or Coffee People is or may be held responsible, has permitted or conducted any Hazardous Activity with respect to any Subject Location or adjoining property or Acquisition Assets (whether real, personal or mixed) except in full compliance with all applicable Environmental Laws, and neither Seller, Coffee People nor any of their respective Representatives, nor, to the Knowledge of Seller, any person or entity for whose conduct Seller or Coffee People is or may be held responsible, has caused (by act or omission) there to be any Hazardous Materials (whether or not contained in barrels, aboveground or underground storage tanks or otherwise) present on or in the Environment at any Subject Location or adjoining property, or deposited or located in land, water, sumps or any other part of the Subject Locations or such adjoining property, or incorporated into any structure therein or thereon, except in full compliance with all applicable Environmental Laws and as could not reasonably be expected to have a Material Adverse Effect. There has been no Release by Seller or Coffee People or any Threat of Release by Seller or Coffee People, of any Hazardous Materials at or from any Subject Location or adjoining property or Acquisition Asset (whether real, personal or mixed) during the tenancy of Seller or Coffee People, as applicable. Neither Seller nor Coffee People has received any written notice of any such Release or Threat of Release by any other person or entity at or from any Subject Location or adjoining property or Acquisition Asset.

(e) Seller has delivered to Buyer true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by Seller or Coffee People pertaining to Hazardous Materials or Hazardous Activities in, on or under the Subject Locations, or concerning compliance, by Seller or Coffee People with Environmental Laws with respect to the Subject Locations.

3.12 Brokers’ Fees. No broker, finder or other person or entity is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any actions of Seller.

3.13 Fraudulent Transfer. The transfer of the Acquisition Assets to Buyer in accordance with the terms of this Agreement does not constitute a fraudulent transfer or conveyance with respect to any third party under Applicable Laws. The payment of the Purchase Price in accordance with the terms of this Agreement for the Acquisition Assets constitutes the payment of no less than a reasonably equivalent value for the Acquisition Assets. Seller acknowledges and agrees that the Purchase Price was the result of arms-length negotiations between Buyer and Seller.

3.14 Insurance. Seller and Coffee People (to the extent not provided by Seller) have maintained insurance coverage with respect to the Acquisition Assets in accordance with normal industry practice for similar businesses (taking into account the cost and availability of such insurance).

3.15 Employment Matters.

(a) None of Seller, any subsidiary or any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including, without limitation, any contingent liability) under any (i) “multiemployer plan” (as defined in Section 3(37) of ERISA) or to any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code or (ii) any “welfare plan” (as defined in Section 3(1) of ERISA) that promises or provides retiree medical or other retiree welfare benefits to any person. None of Seller, any subsidiary or any ERISA Affiliate has any actual or potential withdrawal liability (including, without limitation, any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

(b) With respect to each “welfare plan” (as defined in Section 3(1) of ERISA) sponsored, maintained, contributed to, or required to be contributed to by Seller, any subsidiary of Seller, Seller and each of its United States subsidiaries have complied with the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations thereunder or any state law governing health care coverage extension or continuation, except to the extent that such failure to comply could not reasonably be expected to have a Material Adverse Effect. Neither Seller nor Coffee People has any material unsatisfied obligations to any employees, former employees, or qualified beneficiaries pursuant to COBRA or any state law governing health care coverage extension or continuation.

(c) None of Seller’s employee benefit plans will be assumed by Buyer as a matter of law or otherwise in connection with this Agreement or the transactions contemplated hereby.

(d) With respect to all employees of Seller or Coffee People who work at any Subject Location: (i) Seller is not a party to any collective bargaining or union agreement, and, to the Knowledge of Seller, there have been no efforts at any Subject Location to organize or the employees at such location into a union; and (ii) to the Knowledge of Seller, there are no discussions, negotiations, demands, or proposals that are pending or that have been conducted or made with or by any labor union or association.

(e) Except as set forth in the Schedule of Exceptions, each of Seller’s and Coffee People’s employees is in “good standing,” as defined in Section 2.8(a) (assuming none of such employees is a former employee of Buyer identified on Buyer’s internal records as ineligible to be rehired by Buyer).

3.16 Board Approval. The board of directors of Seller has (i) approved this Agreement and the transactions contemplated hereby and (ii) recommended that the stockholders of Seller adopt and approve this Agreement and the transactions contemplated hereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Representations of Buyer. The following representations and warranties are made by Buyer as set forth below as of the date of this Agreement and the Closing:

4.1 Organization and Qualification. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Washington, and has the requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted. Buyer is duly qualified to do business and is in good standing in all jurisdictions where the failure to be so qualified would have a material adverse effect on Buyer.

4.2 Authority Relative to Agreements. Buyer has the requisite corporate power and authority to enter into this Agreement, the Escrow Agreement and all other agreements in connection with the transactions contemplated hereby to which Buyer is or will be a party, and has the requisite corporate power and authority to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and such other agreements by Buyer and the consummation by Buyer of such transactions have been duly approved by all necessary corporate action on the part of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and such transactions. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

4.3 No Conflicts. Buyer is not subject to, or obligated under, any provision of (i) its articles of incorporation or bylaws, (ii) any material agreement, arrangement, or understanding to which Buyer is a party or by which Buyer or any of its properties or assets is bound or affected, (iii) any material Permit, or (iv) any law, regulation, order, judgment, or decree that would be breached or violated in a material manner, or in respect of which a right of termination or acceleration would arise, by Buyer’s execution, delivery, and performance of this Agreement and the consummation by Buyer of the transactions contemplated hereby.

4.4 Access to Information. Buyer acknowledges that Buyer has had the opportunity to conduct due diligence with respect to the Acquisition Assets and to inspect the Acquisition Assets. Buyer has been afforded the opportunity to review all information provided to it by Seller and has had the opportunity to ask questions of and receive answers to its satisfaction from representatives of the Seller concerning the Acquisition Assets, and to obtain any additional information reasonably requested by it.

4.5 No Consents. No authorization, consent, or approval of, or filing with, any governmental body, court, other authority or third party is necessary on the part of Buyer for the consummation by Buyer of the transactions contemplated by this Agreement, except for such authorizations, consents or approvals which if not obtained, or filings which if not made, would not individually or in the aggregate, have a material adverse effect on Buyer’s ability to perform its obligations under this Agreement.

4.6 Availability of Funds. Buyer has access to sufficient funds (with no obligation to set aside, escrow or otherwise segregate funds) to enable Buyer to pay the Maximum Aggregate Purchase Price and to consummate the transactions contemplated by this Agreement.

4.7 Brokers’ Fees. No broker, finder or other person or entity is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any actions of Buyer.

ARTICLE 5

COVENANTS

5.1 Covenants of Seller Prior to the Closing and each Post-Closing Transfer. Prior to the Closing or each Post-Closing Transfer, as applicable, Seller will, and will cause Coffee People to (as applicable):

(a) except as required to perform Seller’s obligations under this Agreement, (i) timely and fully perform all of its obligations under each of the Assumed Leases and Occupancy Agreements and Assumed Agreements, unless in the good faith judgment of the management of Seller, and after notice to Buyer, Seller determines that it is necessary from a financial perspective to cease operations at a Subject Location, (ii) operate the Acquisition Assets in the ordinary course of business (subject to the parenthetical in the foregoing subsection (i)) and materially discharge the Assumed Liabilities in the ordinary course of business and in accordance with their respective terms, and (iii) not enter into any transaction outside the ordinary course of business that would create any Encumbrance (other than a Permitted Lien) on the Acquisition Assets and/or the Assumed Liabilities without the prior written consent of Buyer;

(b) reasonably protect the Acquisition Assets from removal, damage and destruction and maintain existing insurance coverage on the Acquisition Assets;

(c) remove or cause the removal of all security systems or other third party assets and other Excluded Assets from the Subject Locations being acquired by Buyer at the Closing or the applicable Post-Closing Transfer, notify all affected third parties of the removal of such assets from such Subject Locations, whether or not required by contract, provided, however, that if Seller or Coffee People, as applicable, fails to remove any of such security systems or other assets, then Buyer will have the right, in its sole and absolute discretion, to retain or dispose of such systems and other assets without any notice or Liability to Seller, Coffee People or any third parties whatsoever and Seller will indemnify Buyer for any claims brought by, or amounts owed to, third parties in connection therewith, from the Escrow Fund (which, for the avoidance of doubt, will not be subject to the Threshold but will be subject to the administrative procedures described in Article 7);

(d) if Seller or Coffee People, as applicable, has not already done so, cease all business and operations at the Subject Locations that Buyer will acquire at the Closing or, with respect to a Post-Closing Transfer, that are to be acquired at such Post-Closing Transfer, and terminate all services and arrange for payment in full of all termination and other fees under the Excluded Agreements as provided herein with respect to such Subject Locations;

(e) promptly notify Buyer in writing of (i) any adverse change relating to (a) the Acquisition Assets that materially impairs Seller’s or Coffee People’s, as applicable, ability to operate a Subject Location or (b) the Assumed Liabilities, excluding any actions taken by Seller or Coffee People to perform its obligations under this Agreement, (ii) any governmental or third party written demands, complaints, investigations, proceedings or hearings (or written communications indicating that any may be contemplated) related to any of the Acquisition Assets or Assumed Liabilities or (iii) any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Seller contained in this Agreement, if made on or as of the date of that event or the date of the Closing, materially untrue or inaccurate;

(f) not mortgage, pledge, subject to a lien, or grant a security interest in, or suffer to exist or otherwise encumber, any of the Acquisition Assets;

(g) use commercially reasonable efforts to (i) satisfy the obligations set forth in Section 6.3 and (ii) obtain the Consents to Assignment of Lease, Lease and Agreement Amendments, and all required third party consents necessary to effect the Closing or a Post-Closing Transfer, as applicable, provided, that the obligation to exercise commercially reasonable efforts will not apply with respect to the Negative Value Subject Locations; and

(h) cause Coffee People to take all actions reasonably necessary to enable Seller to perform all of its obligations pursuant to this Agreement, including but not limited to under this Article 5.

5.2 No Negotiations.

(a) Subject to the provisions of Sections 5.2(b) and 5.2(c), between the date of this Agreement and the first to occur of (i) the Closing, and (ii) the termination of this Agreement, Seller will not (and will cause its Representatives and Affiliates not to), directly or indirectly, (a) take any action to solicit, initiate, seek, encourage or support any inquiry, proposal, submission or offer from, (b) furnish any information to, or (c) participate in any discussions or negotiations with, any Person or other entity or group (other than Buyer) regarding any acquisition of Seller that would include any of the Acquisition Assets, any merger or consolidation with or involving Seller that would include any of the Acquisition Assets, or any acquisition of any of the Acquisition Assets. Seller agrees that any such discussions or negotiations in progress as of the date hereof will be terminated or suspended during such period. Seller represents and warrants that it has the legal right to terminate or suspend any such pending discussions or negotiations and agrees to indemnify and hold harmless the Buyer and its Representatives and Affiliates (the “Buyer Group”) from and against any claims by any party, including, without limitation, any party to such pending discussions or negotiations, which claims are based on or arise out of such pending discussions or negotiations or the execution of this Agreement or any consummation of the transactions contemplated by this Agreement, as further set forth in Section 7.2(e).

(b) Seller will immediately (and in no event later than 24 hours after the board of directors of Seller or any committee thereof has considered any bona fide Transfer Proposal) notify Buyer in writing of any bona fide Transfer Proposal that has been considered by the board of directors of Seller or any committee thereof, (including the material terms thereof) that is made or submitted by any Person during the period set forth in the first sentence of Section 5.2(a). Seller will keep Buyer fully informed with respect to the status of any such Transfer Proposal and any modification or proposed modification thereto.

(c) Notwithstanding the provisions of Section 5.2(a), Seller, during the period set forth in the first sentence of Section 5.2(a), may provide non-public information to and enter into discussions with any third party with respect to an unsolicited written bona fide Transfer Proposal if (1) neither Seller nor any Representative of Seller shall have violated any of the restrictions set forth in this Section 5.2, (2) the board of directors of Seller concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required for the board of directors of Seller to comply with its fiduciary obligations to Seller’s stockholders under applicable law, (3) the board of directors of Seller concludes in good faith that such Transfer Proposal is reasonably likely to result in the making of a Superior Offer, (4) at least two (2) Business Days prior to furnishing any such non-public information to, or entering into discussions with, such third party, Seller gives Buyer the material terms of the Transfer Proposal and of Seller’s intention to furnish non-public information to, or enter into discussions with, such third party, and Buyer does not within such two (2) Business Day period, adjust the Maximum Aggregate Purchase Price commensurate with the Transfer Proposal, (5) Seller receives from such third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all non-public written and oral information furnished to such third party by or on behalf of Seller, and (6) at least two (2) Business Days prior to furnishing any such non-public information to, or entering into discussions with, such third party, Seller furnishes such non-public information to Buyer (to the extent such non-public information has not been previously furnished by Seller to Buyer). Without limiting the generality of the foregoing, Seller acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative of Seller, whether or not such Representative is purporting to act on behalf of Seller, shall be deemed to constitute a breach of this Section 5.2 by Seller.

(d) For purposes of Section 5.2(c), “Superior Offer” shall mean any unsolicited, bona fide written Transfer Proposal that the Seller’s board of directors determines, in its good faith judgment taking into account applicable legal, financial, regulatory and other relevant aspects of the Transfer Proposal, the identity of the third party making the proposal and other relevant considerations, (i) is more favorable from a financial point of view to Seller’s stockholders than the sale of the Acquisition Assets to Buyer, (ii) is subject only to conditions to the consummation of such Transfer Proposal that are reasonably capable of being satisfied promptly, and (iii) is supported by financing that is then committed or for which Seller’s board of directors concludes in good faith is available.

5.3 Public Announcements. Neither Buyer nor Seller will make any public announcement concerning this Agreement, the related discussions or negotiations, or any other memoranda, letters or agreements between Buyer and Seller relating to this Agreement without the prior written consent of, and review of content by, Seller or Buyer, as applicable, except, after complying with the provisions of Section 5.6, to the extent that disclosure is required under Applicable Laws or the rules of any national securities exchange or quotation system. Neither Buyer nor Seller will make any comments to the media about the other party in connection with this Agreement and will refer all inquiries about such other party to such party’s media relations hotline or to such other media relations contact as designated in writing by Buyer or Seller, as the case may be, from time to time in accordance with the notice provisions set forth in Section 9.2 of this Agreement. Buyer’s media relations hotline is 206-318-7100. Seller’s media relations contact number is (310) 788-2850.

5.4 Confidentiality. Buyer agrees, and agrees to cause its Representatives, to keep confidential and not disclose to any other Person or use for its own benefit or the benefit of any other Person any confidential or proprietary information of Seller disclosed by Seller during the negotiations of this Agreement or preparations for the Closing or any Post-Closing Transfer (including the existence of this Agreement, except as permitted by Section 5.3). Seller agrees to, and agrees to cause its Representatives to, keep confidential and not disclose to any other Person or use for its own benefit or the benefit of any other Person any confidential or proprietary information of Buyer disclosed by Buyer during the negotiations of this Agreement or preparations for the Closing or any Post-Closing Transfer (including the existence of this Agreement, except as permitted by Section 5.3). Notwithstanding the foregoing, any party to this Agreement may disclose information related to this Agreement to the extent such party deems disclosure is necessary or appropriate to (i) such party’s legal, accounting and financial advisors who have a need to know such information solely for purposes of assisting in regard to this Agreement and who are subject to confidentiality obligations to such party, (ii) landlords/contract parties, as applicable, of the Subject Locations, and (iii) other parties whose consent is required to satisfy any closing conditions under this Agreement. The parties will inform their respective legal, accounting and financial advisors, landlords/contract parties, as applicable, and other parties giving consent in regard to this Agreement of the confidential nature of information shared with such persons and will direct such persons to treat such information in accordance with the terms of this Section. The obligations contained in this Section 5.4 will continue after the Closing and each Post-Closing Transfer.

5.5 Access to Information and Subject Locations. To facilitate Buyer’s continued due diligence investigation for purposes of this Agreement and to facilitate an efficient Closing and one or more Post-Closing Transfers, if applicable, Seller will, upon reasonable notice to Buyer, provide Buyer and its Representatives with reasonable access during normal business hours to (i) all documents, assets, contracts, books, records, litigation and claims history, files, drawings, data or information that have been or now are used in or with respect to, in connection with, or otherwise relate to, the Acquisition Assets and Subject Locations, and (ii) title reports, surveys, environmental reports and correspondence in Seller’s possession related to the Subject Locations and the Assumed Leases and Occupancy Agreements and the real property or other rights subject to such leases and agreements. Seller will make key personnel available to Buyer and its Representatives as Buyer may reasonably request to assist in these efforts. In connection with the transactions contemplated under this Agreement, and from time to time after the date hereof until the later to occur of the Closing or the last Post-Closing Transfer, as applicable, Buyer and its Representatives will have the right to access, inspect and examine all of the Subject Locations, including the Improvements and F&E and other assets located thereon, at mutually convenient times, provided that Buyer and its Representatives shall not unreasonably disrupt operations during normal business hours at the Subject Locations. Such access will include, but not be limited to, access for purposes of performing site surveys and other inspections reasonably necessary or appropriate to remodel, construct, identify, build-out and convert, as applicable, the

Subject Locations to Buyer’s coffee stores and subsequently operate them as such after the Closing or the applicable Post-Closing Transfer, including, without limitation, in connection with obtaining all Permits reasonably necessary or appropriate to remodel, construct, identify, build-out and convert, as applicable, the Subject Locations to Buyer’s coffee stores and subsequently operate them as such (the “Permits and Approvals”). Seller will reasonably cooperate with Buyer in providing access to the interior of the premises, Improvements, F&E and other assets located at each Subject Location in accordance with this Section 5.5.

5.6 Required Filings. Each of Seller and Buyer will make any and all filings required to be made by it under Applicable Laws in connection with this Agreement and the transactions contemplated hereby, including but not limited to any required premerger notification or other required filings with federal, state, provincial or local governmental bodies or applicable foreign governmental agencies. Each of Seller and Buyer will provide the other party with a reasonable amount of time, but not less than (a) two (2) Business Days, in the case of any filings made on Form 8-K, and (b) three (3) Business Days in each other case, to review and comment on any such filings before they are filed and/or distributed to stockholders. Neither party will be required to receive the consent of the other in connection with any such filing. Each party will be responsible for all expenses and filing fees incurred by it in the preparation of its required filings. The parties will use commercially reasonable efforts to make such filings promptly, to respond to any requests for additional information and to obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the transactions contemplated hereby.

5.7 Non-Disparagement.

(a) On and after the date of this Agreement, Seller will not make any false or misleading statements about Buyer (including but not limited to any of Buyer’s coffee stores or products) or any of Buyer’s Representatives or take any action that could reasonably be expected to harm the public perception of Buyer, or its coffee stores or products. Without limiting the foregoing, Seller will not take any action to divert customers away from any of the Subject Locations, or in any manner attempt to discourage current customers of Seller from patronizing Buyer’s coffee stores. Nothing in this Section is intended to prohibit Seller from advertising its businesses and products in the normal course of business.

(b) On and after the date of this Agreement, Buyer will not make any false or misleading statements about Seller (including but not limited to any of Seller’s coffee stores or products) or any of Seller’s Representatives or take any action that could reasonably be expected to harm the public perception of Seller, or its coffee stores or products. Without limiting the foregoing, Buyer will not take any action to divert customers away from any of the Subject Locations, or in any manner attempt to discourage current customers of Buyer from patronizing Seller’s coffee stores. Nothing in this Section is intended to prohibit Buyer from advertising its businesses and products in the normal course of business.

5.8 Noncompetition; Nonsolicitation.

(a) For a period of three (3) years after the Closing Date, Seller agrees that it will not in any manner, directly or indirectly, by itself or in conjunction with any other Person,

conduct, or have any interest, direct or indirect, in the ownership or operation of any Person that is operating any retail specialty coffee stores in any city in which a Subject Location is situated, including without limitation by opening new Seller-operated stores or selling franchises, provided, however, that the foregoing limitations (i) will apply only to stores opened after the date of this Agreement, (ii) will not apply to any retail stores operated under the “Gloria Jean’s” brand name and the existing “Gloria Jean” business model and product line, and (iii) will not apply to wholesale sales to retail businesses that are not operated by Seller or other non-retail businesses or the conversion of Seller-operated stores existing on the date of this Agreement to franchise stores.

(b) Seller further agrees that, for a period of three (3) years after the Closing Date, it will not, without first obtaining the written consent of Buyer, solicit or attempt to solicit any employee of Buyer or any of its Affiliates to leave his or her employer, provided, however, that Seller shall not be precluded from hiring any such employee of Buyer (or an Affiliate) who was not solicited directly or indirectly by Seller or who responds to notices of employment published generally by or on behalf of Seller.

(c) If any court having jurisdiction at any time hereafter shall hold any provision or clause of this Section 5.8 to be unreasonable as to its scope, territory or term, and if such court in its judgment or decree shall declare or determine that scope, territory or term that such court deems to be reasonable, then such scope, territory or term, as the case may be, shall be deemed automatically to have been reduced or modified to conform to that declared or determined by such court to be reasonable.

5.9 Forms of Consent to Assignment of Lease; Lease and Agreement Amendment. Within five (5) Business Days of the date of this Agreement, Buyer will provide to Seller the forms of Consent to Assignment of Lease and Lease and Agreement Amendment to be submitted to obtain the applicable landlord, sublandlord, ground lessor or other applicable contract party’s signature thereon. Such forms will initially be in substantial compliance with Exhibits D and E, respectively, and will not be altered, changed or amended without Buyer’s prior consent, which shall not be unreasonably withheld. Such forms will be submitted to the applicable landlord, sublandlord, ground lessor or other applicable contract party within two (2) Business Days after Seller’s receipt from Buyer.

5.10 Allocation. Prior to Closing Buyer and Seller will prepare Schedule 5.10 (the “Allocation Schedule”) allocating the Purchase Price amongst the different asset classes contained within the Acquisition Assets and the non-competition covenant in Section 5.8. Seller and Buyer will each file IRS Form 8594, and all federal, state, local and foreign tax returns, in accordance with the Allocation Schedule.

5.11 Books and Records. The parties will make reasonably available to one another any records or documents that they maintain with respect to the Acquisition Assets for purposes of compliance with applicable Tax laws or in defending any third-party litigation arising in respect of this Agreement. Seller will make available to Buyer, at Buyer’s request with at least four (4) Business Days prior notice, all books and records of Seller relating to the Acquisition Assets and Assumed Liabilities for inspection or copying by Buyer at any reasonable time for a period of three (3) years after the later of the Closing Date or the last Post-Closing Transfer.

5.12 Transfer Fees and Taxes; Prorations. All transfer and assumption fees and expenses and all Taxes arising out of the transfer to Buyer of the Acquisition Assets, which fees and expenses include but are not limited to all amounts owing under the Assumed Leases and Occupancy Agreements and characterized as “additional rent,” “key money,” “bonus money,” “excess consideration,” “goodwill,” “other consideration” and similar words or phrases, if any, shall be handled in a manner to be determined upon mutual agreement by the parties. Seller will be responsible for any expenses or other payment obligations of rent, real and personal property taxes, water, gas, electricity and other utilities and periodic charges (including, without limitation, common area maintenance fees, tax and insurance contributions due to landlords) and Taxes payable with respect to the Acquisition Assets and Assumed Liabilities (“Payment Obligations”) related to any period on or before the Closing Date or a Post-Closing Transfer, as applicable. Buyer will be responsible for any Payment Obligations related to any period after the Closing Date or a Post-Closing Transfer, as applicable. With respect to any Payment Obligations that relate to periods both before and after the Closing Date, Buyer and Seller shall prorate such expenses or other payment obligations such that Seller shall be liable with respect to any period on or before the Closing Date or a Post-Closing Transfer, as applicable, and Buyer shall be liable with respect to any periods after the Closing Date.

5.13 Additional Covenants.

(a) At any time before or after the Closing or the last Post-Closing Transfer, as applicable, Buyer, Seller and Coffee People will execute and deliver any further documents and instruments of transfer reasonably requested by the other party, and will take any other action reasonably requested by the other party consistent with the terms of this Agreement, for the purpose of transferring and conveying to Buyer all property and rights to be transferred and conveyed by this Agreement;

(b) Seller will timely and fully discharge all of Seller’s and Coffee People’s debts, obligations and liabilities related to the Subject Locations, the Acquisition Assets and the Assumed Liabilities as they come due before and after the applicable Assumption Time; provided, however, that agreement by Seller or Coffee People and the landlord of a Subject Location as to the cessation of business operations at such Subject Location shall not be deemed a breach of this Section 5.13(b). Buyer shall use commercially reasonable efforts to satisfy the obligations set forth in Section 6.2 and obtain the executed Consents to Assignment of Lease, the executed Lease and Agreement Amendments and all required third party consents necessary to effect the Closing or Post-Closing Transfer, as applicable, provided, that the obligation to exercise commercially reasonable efforts will not apply with respect to the Negative Value Subject Locations;

(c) Seller will deliver a completed Form W-9 (Request for Taxpayer Identification Number and Certification) to Buyer at least two (2) Business Days prior to the Closing;

(d) Buyer and Seller hereby waive compliance with the provisions of the “bulk transfer laws” of any jurisdiction in connection with the sale of the Acquisition Assets to Buyer; and

(e) Coffee People will take all actions reasonably necessary to enable Seller to perform all of its obligations pursuant to this Agreement, including but not limited to under this Article 5, and to effect the Transfer of the Assumed Lease and Occupancy Agreements to which it is a party.

5.14 Environmental Assessment.

(a) Not later than sixty (60) days after execution of this Agreement, Buyer may obtain a Phase I (the “Phase I”) environmental assessment of each of the Ground Lease Subject Locations by an environmental engineer selected by Buyer. If, in Buyer’s reasonable judgment based on the findings and recommendations of any Phase I, Buyer determines that any further environmental assessment, including, but not limited to, a Phase II (the “Additional Assessment”) of one or more of the Ground Lease Subject Locations is appropriate, Buyer shall be entitled, subject to the consent and approval of the owner of each Ground Lease Subject Location, to obtain an Additional Assessment on such Ground Lease Subject Location or any portion thereof (the Phase I and the Additional Assessment, if obtained with respect to any Ground Lease Subject Location, shall each be referred to herein as an “Environmental Assessment”). If Buyer seeks to obtain any Additional Assessment, the 60-day environmental review period referenced above shall be extended to be ninety (90) days from the date of execution of this Agreement (or if such date falls on a non-Business Day, then the period shall be extended to the next Business Day). The Buyer shall commission and pay the cost of each such Environmental Assessment.

(b) If based upon the Environmental Assessment, Buyer reasonably concludes that Hazardous Material exists at any portion of the Ground Lease Subject Locations in violation of applicable Environmental Law (an “Environmental Violation”), Buyer shall deliver to Seller a copy of the Environmental Assessment indicating such Environmental Violation within the 60-day (or 90-day, if applicable) review period referenced above. Within ten (10) Business Days of receiving any such copy of an Environmental Assessment indicating an Environmental Violation, Seller shall notify Buyer in writing if Seller will agree to remove, correct, or remedy any such Environmental Violation at Seller’s sole cost and expense prior to Closing and will agree to provide Buyer, as a condition to Closing, a certificate from an environmental abatement firm reasonably acceptable to Buyer that any such Environmental Violation has been fully removed, corrected or remediated (or, at Buyer’s election and cost, Buyer may require the environmental assessment firm that performed the original Environmental Assessment to provide a new environmental report showing that any previously identified conditions have been corrected).

(c) If Seller notifies Buyer that it will not correct or remedy any Environmental Violation prior to Closing, or fails to notify Buyer whether it will correct or remedy any Environmental Violation within the ten (10) Business Day period referenced in Section 5.14(b), Buyer may elect to exclude the Ground Lease Subject Location that is affected by the Environmental Violation from the Subject Locations to be acquired pursuant to this Agreement (with a corresponding reduction to the Maximum Aggregate Purchase Price), by providing Seller with written notice of such election within five (5) Business Days after receiving Seller’s written notice of its election not to cure the Environmental Violation.

5.15 Meeting of Stockholders. Seller will promptly after the date hereof take all action necessary in accordance with the Delaware General Corporation Law and its certificate of incorporation and bylaws to convene a meeting of the stockholders of Seller within ninety (90) days of the date of this Agreement (or if such date falls on a non-Business Day, then the period shall be extended to the next Business Day) to vote on the adoption of this Agreement and the transactions contemplated hereby (the “Stockholder Meeting”). Seller shall use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and the transactions contemplated hereby and shall take all other action necessary or advisable to secure the vote or consent of stockholders required to effect the same.

ARTICLE 6

CONDITIONS TO THE CLOSING AND

EACH POST-CLOSING TRANSFER

6.1 Conditions to Obligations of Seller and Buyer. The respective obligations of each party hereto to complete the transactions contemplated by this Agreement will be subject to the fulfillment on or prior to the Closing Date or Post-Closing Transfer, as applicable, of the following conditions, except that the condition in Section 6.1(c) shall not apply to Post-Closing Transfers:

(a) no order will have been entered, and not vacated, by a court or administrative agency of competent jurisdiction, in any action or proceeding that enjoins, restrains or prohibits the Transfers or the consummation of all or any part of any transaction contemplated herein;

(b) there will be no litigation, proceeding or investigation pending by any third party or Governmental Entity in which (x) an injunction is or may be sought against the transactions contemplated herein or (y) relief is or may be sought against any party hereto as a result of this Agreement or any of the transactions contemplated herein; and

(c) receipt of approval from Seller’s stockholders of this Agreement and the transactions contemplated hereby.

6.2 Conditions to Obligations of Seller and Coffee People. The obligations of Seller and Coffee People to complete the transactions contemplated by this Agreement at the Closing or Post-Closing Transfer, as applicable, are subject to the satisfaction of the following conditions, unless waived by Seller in writing, except that the condition in Section 6.2(c) shall not apply to Post-Closing Transfers:

(a) delivery by Buyer of all Transaction Documents, except for the Escrow Agreement in the case of Post-Closing Transfers, executed by Buyer;

(b) delivery of all governmental approvals or notices and all third-party consents including the Consents to Assignment of Lease each executed by Buyer and the respective landlord or other contract party necessary to Transfer the Acquisition Assets being Transferred, as set forth on Schedule 6.2;

(c) Buyer’s purchase at the Closing of the number of Subject Locations equal to 30 less the sum of (i) the Negative Value Subject Locations and (ii) the other Subject Locations that Seller determines to retain and not Transfer in accordance with Section 2.5 herein;

(d) delivery of a certificate from Buyer, in the form attached as Exhibit F-2, which certifies that: (i) the representations and warranties referred to in Article 4 remain true, complete and correct in all material respects as of the Closing Date or the relevant Post-Closing Transfer, as applicable, except that if such representation or warranty is qualified by materiality, then a certification that such representation or warranty remains true, complete and correct in all respects; and (ii) except as expressly waived in writing by Seller, Buyer has satisfied all of its obligations under this Agreement that are required to be satisfied on or before the Closing Date or the relevant Post-Closing Transfer, as applicable.

6.3 Conditions to Obligations of Buyer. The obligations of Buyer to complete the transactions contemplated by this Agreement at the Closing or Post-Closing Transfer, as applicable, are subject to the satisfaction of the following conditions, unless waived by Buyer in writing, except that the condition in Section 6.3(b) shall not apply to Post-Closing Transfers:

(a) delivery by Seller of all Transaction Documents, except for the Escrow Agreement in the case of Post-Closing Transfers, executed by Seller;

(b) Buyer having obtained all Permits and Approvals for at least 70% of the Subject Locations being Transferred if the Closing occurs within ninety (90) days of the date of this Agreement (or if such date falls on a non-Business Day, then on the next Business Day);

(c) delivery by Seller or Coffee People, as applicable, of executed assignments or transfers of all Assumed Permits that are listed on Schedule 2.1(e) for the Subject Locations being Transferred;

(d) receipt by Buyer of executed Lease and Agreement Amendments for each of the Subject Locations Transferred at Closing or the relevant Post-Closing Transfer; provided, however, that, with respect to the Closing, Buyer must receive executed Lease and Agreement Amendments providing for a minimum ten (10) year term for at least 40% (rounded down to the nearest integer) of the Subject Locations being transferred that are designated on Schedule 1.0 as requiring a “minimum 10 year term.” With respect to Post-Closing Transfers, the 40% threshold in the prior sentence shall be calculated on a cumulative basis including all Subject Locations that have been previously Transferred;

(e) delivery of an executed and notarized deed that conveys to Buyer legal fee title to each of the Ground Lease Improvements being Transferred at Closing or the relevant Post-Closing Transfer;

(f) receipt by Buyer of Consents to Assignment of Lease each executed by Seller or Coffee People, as applicable, and the respective landlord or other contract party for each of the Subject Locations being Transferred at Closing or the relevant Post-Closing Transfer; provided, that the estoppel provisions set forth in the Form of Consent to Assignment of Lease attached hereto as Exhibit D must be agreed to for 50% (rounded down to the nearest integer) of the Subject Locations Transferred at Closing or any Post-Closing Transfer (calculated on a cumulative basis including all Subject Locations that have been previously Transferred);

(g) since the date of this Agreement, there will not have occurred any Material Adverse Effect, nor will there have occurred any event or circumstance that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect;

(h) releases of all Encumbrances identified on Schedule 6.3(h) in respect of the Acquisition Assets being Transferred other than Permitted Liens;

(i) Title Company standing ready to issue the Title Policies with respect to each Ground Lease Subject Location to be acquired, with such endorsements as are reasonably requested by Buyer and customarily available in Oregon for similar title conditions and in similar transactions, insuring Buyer’s interest in each of the Ground Leases and the Ground Lease Improvements, dated the day of the Closing or the Post-Closing Transfer, as applicable, with liability in the amounts of the Purchase Price for each Ground Lease Subject Location (as set forth on Schedule 1.0) and subject only to Permitted Liens;

(j) all governmental approvals or notices and all third-party consents (other than the Lease and Agreement Amendments and the Consents to Assignment of Lease necessary to Transfer the Acquisition Assets being Transferred), as set forth on Schedule 6.2, which Schedule includes a complete list of all consents required to effect the transactions set forth herein, including all mortgagee, governmental, regulatory and other required third-party consents;

(k) a good standing certificate from the state of Delaware and tax clearance or similar certificate from the states of California and Oregon certifying to the absence of unpaid Taxes that might constitute an Encumbrance on the Acquisition Assets or that might become enforceable against Buyer in the event of non-payment by Seller or Coffee People;

(l) a certificate from Seller, in the form attached as Exhibit F-1, which certifies that: (i) the representations and warranties referred to in Article 3 remain true, complete and correct in all material respects as of the Closing Date or the relevant Post-Closing Transfer, as applicable, except that if such representation or warranty is qualified by materiality, then a certification that such representation or warranty remains true, complete and correct in all respects; (ii) except as expressly waived in writing by Buyer, Seller has satisfied all of its obligations and covenants under this Agreement that are required to be satisfied on or before the Closing Date or the relevant Post-Closing Transfer, as applicable; and (iii) Seller has complied with the Worker Adjustment and Retraining Notification Act; and

(m) if any Environmental Violation with respect to a Ground Lease Subject Location (which is included as part of the Acquisition Assets) has been disclosed by the Environmental Assessments and Seller has agreed to remove, correct, or remedy any such Environmental Violation at Seller’s sole cost and expense prior to Closing pursuant to Section 5.14(b), Seller will deliver to Buyer a certificate from an environmental abatement firm reasonably acceptable to Buyer that any such Environmental Violation has been fully removed, corrected or remediated.

6.4 Termination Date. If the conditions to the Closing set forth in Sections 6.1, 6.2 and 6.3 have not been satisfied or waived (a) in the event that Buyer has not complied with its obligations described in Section 5.13(b), as determined by Seller in its reasonable discretion, within ninety (90) days from the date of this Agreement or (b) within 150 days from the date of this Agreement (or if such 90th or 150th day falls on a non-Business Day, then the period will end on the next Business Day) (as applicable, the “Termination Date”), this Agreement may be terminated in accordance with Section 8.1.

6.5 Post-Closing Transfers. If, by the Termination Date, the conditions to the Closing set forth in Sections 6.1, 6.2 and 6.3 have been satisfied or waived, then Buyer and Seller will close such Transfers as provided in Section 2.9. After the Closing, for a period ending 150 days after the date of this Agreement (or if such date falls on a non-Business Day, then the period will end on the next Business Day), or such longer period as agreed to by the parties, Seller and Buyer will use commercially reasonable efforts to satisfy all of the conditions set forth in Article 6 to Transfer (the “Post-Closing Transfers”) the remaining Subject Locations (the “Remaining Subject Locations”), provided, that the obligation to use commercially reasonable efforts will not apply with respect to the Negative Value Subject Locations. Buyer’s obligation to acquire and assume the Remaining Subject Locations, and the related Acquisition Assets and Assumed Liabilities, and fulfill its other obligations at the Post-Closing Transfer under this Agreement is subject to and conditioned upon the satisfaction or waiver, at or before the applicable Post-Closing Transfer, of the conditions set forth in Sections 6.1 and 6.3 that are applicable to Post-Closing Transfers with respect to the Remaining Subject Locations. Upon satisfaction or waiver of such conditions, Seller will Transfer (or cause to be Transferred) the Remaining Subject Locations for which the conditions set forth in Section 6.2 that are applicable to Post-Closing Transfers have been satisfied, provided, that Seller may elect not to Transfer any Negative Value Subject Location. Buyer and Seller will complete such Post-Closing Transfers on the 120th day and 150th day after the date of this Agreement (or if such date falls on a non-Business Day, then such Post-Closing Transfers shall take place on the next Business Day) or on such other dates as the parties may mutually agree.

6.6 Waiver. The party entitled to satisfaction of any condition to the Closing or a Post-Closing Transfer set forth in this Agreement may, in its sole and absolute discretion, waive satisfaction of any condition, in whole or in part, which must be in writing, provided, that no such waiver will waive any claim such party may have for non-compliance with the representations and warranties with respect to any Subject Location that is Transferred.

ARTICLE 7

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

7.1 Nature and Survival of Representations and Warranties. No representation or warranty made by either party to this Agreement or in any document, certificate, schedule, exhibit or other instrument delivered by or on behalf of either party pursuant to this Agreement will in any manner be limited by any investigation of the subject matter thereof made by or on behalf of either party or by the waiver or satisfaction of any condition to the Closing or a Post-

Closing Transfer and except as provided below all such representations and warranties will survive the Closing for a period ending six months after the Closing Date (the “Release Date”); provided, however, that the representations and warranties set forth in Sections 3.4 (No Consents), 3.8 (Tax Matters), 3.11 (Environmental Matters) and 3.15 (Employment Matters) will survive the Closing for a period ending three years after the Closing Date and that the representations and warranties set forth in Sections 3.2 (Authority Relative to This Agreement), and 3.7 (Good Title to the Acquisition Assets) and 4.2 (Authority Relative to This Agreement), and any fraud or knowing or intentional breach of any representation or warranty, will survive the Closing and each Post-Closing Transfer until the expiration of the applicable statute of limitations.

7.2 Indemnification by Seller. Subject to the limitations set forth in Section 7.4(a), Seller agrees to indemnify, defend and hold harmless the Buyer Group from, against, for and in respect of any and all Losses asserted against, imposed upon or incurred by any member of the Buyer Group by reason of, resulting from, based upon, arising out of, or in connection with any of the following:

(a) the breach, or inaccuracy (taking into account any applicable qualifications set forth in the text of such representation or warranty), of any representation or warranty of Seller contained in Article 3 of this Agreement or any certificate, schedule or Transaction Document delivered by Seller in connection with this Agreement;

(b) the material breach or nonperformance of any covenant or agreement by Seller or Coffee People contained in this Agreement or any certificate or Transaction Document delivered in connection with this Agreement;

(c) all causes of action, lawsuits, judgments, claims and demands of any nature arising out of or relating to the Excluded Business or the Excluded Assets;

(d) Seller’s failure to discharge the Excluded Liabilities;

(e) the termination or suspension of any previous or existing discussions or negotiations with any third party with respect to the Acquisition Assets that were terminated or suspended or will be terminated or suspended as a result of this Agreement, whether or not the transactions contemplated by this Agreement are consummated; and

(f) any breach by Seller of this Article 7.

7.3 Indemnification by Buyer. Subject to the limitations set forth in Section 7.4(b), Buyer agrees to indemnify, defend and hold harmless Seller and its Representatives (the “Seller Group”) from, against, for and in respect of any and all Losses asserted against, imposed upon or incurred by any member of the Seller Group by reason of, resulting from, based upon, arising out of, or in connection with any of the following:

(a) the breach of any representation or warranty of Buyer contained in Article 4 or made pursuant to this Agreement or any certificate or Transaction Document delivered by Buyer in connection with this Agreement;

(b) the material breach or nonperformance of any covenant or agreement by Buyer contained in this Agreement or any certificate or Transaction Document delivered in connection with this Agreement;

(c) Buyer’s failure to discharge any Assumed Liabilities arising after their Assumption Date; and

(d) any breach by Buyer of this Article 7.

7.4 Procedure for Indemnification and Dispute Resolution. Each of the parties will follow the indemnification procedures set forth in this Article 7. Any Buyer Loss, indemnity claim or other disputed amount will first be deducted from the Escrow Fund but exhaustion or payment of the Escrow Fund will not limit Buyer’s ability to pursue Seller directly.

(a) Seller’s Threshold and Cap Amount. Subject to the following sentence, in order to facilitate an efficient closing of the transactions contemplated by this Agreement, Buyer acknowledges and agrees that it will not seek indemnification for claims arising under Section 7.2(a) until the aggregate amount of all claims against Seller exceeds $100,000 (the “Threshold”), in which event Seller will only be liable for such claims to the extent the Losses exceed the Threshold. Notwithstanding anything to the contrary contained in this Agreement, in no event will Seller’s aggregate Liability arising out of its indemnification obligations under Section 7.2(a) exceed $2,000,000 (the “Seller’s Cap”); provided, however, that, with respect to the representations and warranties set forth in Sections 3.2 (Authority Relative to This Agreement), 3.4 (No Consents), 3.7 (Good Title to the Acquisition Assets), 3.8 (Tax Matters), 3.11 (Environmental Matters), 3.15 (Employment Matters), the covenants set forth in Sections 5.1(c) and 5.12 and any fraud or knowing or intentional breach of any representation and warranty, Seller will be liable from dollar one up to, but not in excess of, the sum of (x) the aggregate Purchase Price actually received by Seller with respect to all Subject Locations Transferred to Buyer, (y) the Non-Competition Amount and (z) the amount of Prepaid Items transferred to Buyer.

(b) Buyer’s Threshold and Cap Amount. Subject to the following sentence, in order to facilitate an efficient closing of the transactions contemplated by this Agreement, Seller acknowledges and agrees that it will not seek indemnification for claims arising under this Section 7.3(a) until the aggregate amount of all claims against Buyer exceeds the Threshold, in which event Buyer will be liable for such claims only to the extent the Losses exceed the Threshold. Notwithstanding anything to the contrary contained in this Agreement, in no event will Buyer’s aggregate Liability arising out of its indemnification obligations under Section 7.3(a) exceed $2,000,000 (the “Buyer’s Cap”); provided, however, that, with respect to the representations and warranties in Section 4.2 (Authority Relative to This Agreement), and any fraud or knowing or intentional breach of any representation and warranty, Buyer will be liable from dollar one, without regard to the Threshold or Buyer’s Cap.

(c) Escrow Period; Release From Escrow.

(i) The Escrow Period will terminate on the Release Date; provided, however, that all or a portion of the Escrow Fund, which, in the reasonable judgment of Buyer, is necessary to satisfy any unsatisfied claims specified in any Claim Notice delivered to the Escrow Agent prior to the Release Date with respect to facts and circumstances existing prior to expiration of the Escrow Period, will remain in the Escrow Fund and subject to the Escrow Agreement until such claims have been resolved.

(ii) Within three (3) Business Days after the Release Date, the Escrow Agent will release from escrow to Seller the Escrow Fund less the dollar amount equal to (A) any portion of the Escrow Fund delivered to Buyer in accordance with Section 7.4(d) in satisfaction of resolved indemnification claims by Buyer and (B) any portion of the Escrow Fund withheld in accordance with Section 7.4(c)(i) with respect to any pending but unresolved indemnification claims of Buyer. Any portion of the Escrow Fund held as a result of clause (B) will be released to Seller or delivered to Buyer (as appropriate) promptly upon resolution of each specific indemnification claim involved.

(iii) The Escrow Agent is hereby granted the power to effect any transfer of the Escrow Fund contemplated by this Agreement.

(d) Notice of Claim. The Indemnified Party will give written notice to the Indemnifying Party of the existence and nature of any claims with respect to which indemnification is sought (and if Buyer is making a claim against the Escrow Fund, such notice will also be delivered to the Escrow Agent). Each such notice (a “Claim Notice”) will be delivered reasonably promptly, but in any event (A) prior to expiration of any applicable survival period for such claim as specified in Section 7.1, (B) if the claim involves a claim against the Escrow Fund, prior to the Release Date, and (C) if such claim relates to the assertion against the Indemnified Party of any claim by a third party (a “Third Party Claim”), within sixty (60) days after assertion of such Third Party Claim, provided, that no failure or delay by the Indemnified Party to so notify the Indemnifying Party will reduce or otherwise affect the obligation of the Indemnifying Party to indemnify and hold the Indemnified Party harmless, except to the extent the Indemnified Party’s failure to give or delay in giving the Claim Notice materially impairs the Indemnifying Party’s ability to perform its obligation to indemnify or defend or to mitigate its damages, in which case the Indemnifying Party will have no obligation to indemnify the Indemnified Party to the extent of Loss, if any, caused by such failure to give or delay in giving the Claim Notice. The Claim Notice must be accompanied by copies of all relevant documentation, including but not limited to any summons, complaint or other pleading that may have been served or written demand or other instrument, and will specify in reasonable detail the facts and circumstances on which the asserted claim is based, specify the amount of such claim if then ascertainable and, if not then ascertainable, the estimated amount thereof. Upon Buyer’s delivery to the Escrow Agent on or before the Release Date of a Claim Notice, the Escrow Agent will, subject to the provisions of this Article 7, maintain cash in the Escrow Fund having a value equal to the amount set forth in the Claim Notice (or such lesser amount as then remains in the Escrow Fund) until resolution of the indemnification claim.

(e) Objections to Claims.

(i) At the time of delivery of any Claim Notice from Buyer to the Escrow Agent, a duplicate copy of such Claim Notice will be delivered to Seller and for a period of thirty (30) days after such delivery, the Escrow Agent will make no delivery of the Escrow

Fund unless the Escrow Agent shall have received written authorization from Seller to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the portion of the Escrow Fund in accordance with Section 7.4(d) hereof, provided, that no such payment may be made if Seller shall object in a written statement to the claim made in the Claim Notice, and such statement has been delivered to the Escrow Agent and Buyer prior to the expiration of such thirty (30) day period.

(ii) In case Seller has timely objected in writing to any claim by Buyer made in any Claim Notice, Buyer will have thirty (30) days to respond in a written statement to the objection of Seller. If after such thirty (30) day period there remains a dispute as to any claims made in any Claim Notice, Seller and Buyer will attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If Seller and Buyer should so agree, a memorandum setting forth such agreement will be prepared and signed by both parties and will be furnished to the Escrow Agent. The Escrow Agent will be entitled to rely on any such memorandum and will distribute the cash from the Escrow Fund in accordance with the terms thereof.

(f) Resolution of Conflicts and Arbitration. If no agreement can be reached after good faith negotiation between the parties pursuant to Section 7.4(e)(ii), either party may, by written notice to the other, demand arbitration of the matter. The Parties agree that such matters shall be submitted for binding arbitration and final resolution to the office of the Judicial Arbitration and Mediation Services (“JAMS”) located in Orange County, California. In the event a matter is submitted to JAMS for resolution, the parties will either agree on a single arbitrator or JAMS will provide one through its procedures. The arbitration shall be conducted in accordance with JAMS Streamlined Arbitration Rules and Procedures, unless the Parties agree otherwise. The Parties agree that the arbitrator may award attorney’s fees and costs to the prevailing party. Unless and until re-allocated by the arbitrator, the Parties will share evenly in the costs of arbitration. The decision of the arbitrator as to the validity and amount of any claim in such Claim Notice will be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Article 7 hereof, the Escrow Agent and the parties will be entitled to act in accordance with such decision and the Escrow Agent will be entitled to make or withhold payments out of the Escrow Fund in accordance therewith.

(g) Third Party Claims. Subject to Section 7.4(h), In the event that any Third Party Claim is brought against an Indemnified Party with respect to which the Indemnifying Party may have liability under this Agreement, the Third Party Claim shall, upon the written agreement of the Indemnifying Party, be defended by the Indemnifying Party at its sole cost and expense by counsel reasonably acceptable to the Indemnified Party and such defense shall include all appeals or reviews which counsel for the Indemnifying Party shall deem appropriate. For any such Third Party Claim, the Indemnified Party shall have the right to be represented by advisory counsel and accountants, at its own expense, and the Indemnifying Party shall keep the Indemnified Party fully informed as to such proceeding at all stages thereof, whether or not the Indemnified Party is represented by its own counsel. The Indemnifying Party shall have the right to elect to settle any claim for monetary damages without the Indemnified Party’s consent only if the settlement includes a complete release of the Indemnified Party and no non-monetary relief or other limitations that would apply to the Indemnified Party. If the settlement does not include such a release or does contain or provide for any such non-monetary relief or other limitations, it will be subject to the consent of the Indemnified Party, which consent will not be unreasonably withheld. The Indemnifying Party may not admit any liability of the Indemnified Party or waive any of the Indemnified Party’s rights without the Indemnified Party’s prior written consent. It shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other non-monetary relief against the Indemnified Party or its assets, employees, business or methods of doing business.

(h) Non-Monetary Relief. If the claim set forth in the Claim Notice seeks injunctive or other non-monetary relief and could have an adverse effect on the Indemnified Party, the Indemnified Party will have the right, notwithstanding anything in this Article 7 to the contrary, to control the defense and settlement of such claim, at the risk and expense of the Indemnified Party. In such case, the Indemnifying Party will have the right fully to participate in the defense at its sole cost and expense.

7.5 Remedies. The indemnification provisions of this Article 7 shall be the sole and exclusive remedy of the parties following the Closing or any Post-Closing Transfer, including for any claims for the recovery of Losses, whether directly or by way of contribution, for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the parties or other provision of this Agreement or relating to the transactions contemplated hereby other than for claims of, or causes of action arising from fraud or knowing or intentional breach of any representation or warranty. Under no circumstances shall any Indemnified Party be entitled to be indemnified for punitive or other similar damages.

ARTICLE 8

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Buyer and Seller;

(b) by Buyer or by Seller if the other party materially breaches any of its representations, warranties or covenants contained in this Agreement and, if the breach is curable, the breach is not cured within ten (10) Business Days after notice and a description in reasonable detail of the breach;

(c) by Buyer or by Seller if a court of competent jurisdiction or other Governmental Entity issues a final and nonappealable order, decree or ruling, or takes any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby;

(d) by Seller if (i) the Closing does not occur within ninety (90) days from the date of this Agreement (or if such date falls on a non-Business Day, then the period shall end on the next Business Day) and Buyer has not complied with its obligations described in Section 5.13(b), as determined by Seller in its reasonable discretion or (ii) the board of directors of Seller recommends and accepts a Transfer Proposal;

(e) by Buyer if (i) Seller provides non-public information to, or enters into discussion with, any third party in accordance with Section 5.2(c), (ii) the board of directors of

Seller withdraws or modifies its recommendation of this Agreement and the transactions contemplated hereby in a manner adverse to Buyer or resolves to do any of the foregoing, (iii) the board of directors of Seller recommends, endorses, accepts or agrees to a Transfer Proposal, (iv) for any reason Seller fails to call and hold the Stockholder Meeting within ninety (90) days after the date of this Agreement (or if such date falls on a non-Business Day, then the period shall end on the next Business Day), or (v) Seller fails to obtain the required vote of stockholders at the Stockholder Meeting or at any adjournment thereof after public disclosure of a Transfer Proposal.

(f) by Buyer or by Seller if the Closing does not occur within 150 days from the date of this Agreement (or if such date falls on a non-Business Day, then the period shall end on the next Business Day), except that neither Seller nor Buyer will have the right to terminate this Agreement unilaterally if it has failed to use commercially reasonable efforts to fulfill the obligations set forth in Article 6 (except that neither Buyer nor Seller nor Coffee People shall have any obligation whatsoever pursuant to this Agreement or otherwise to use commercially reasonable efforts with respect to any Negative Value Subject Locations) and such party’s failure to fulfill any of its obligations under this Agreement is the reason for the failure of the Closing to occur by the Termination Date.

8.2 Effect of Termination. If this Agreement is terminated as provided in Section 8.1, the obligations of the parties to complete the transactions contemplated by this Agreement will expire and neither party shall have any further obligations under this Agreement except as set forth in Section 5.3, Section 5.4, Section 5.7, Section 8.2, Section 9.1, Section 9.2 and Section 9.3 of this Agreement, and except for Liability arising from a material breach of this Agreement.

ARTICLE 9

MISCELLANEOUS

9.1 Transaction Expenses; Termination Fees.

(a) Except as otherwise expressly provided for herein, each party is responsible for all of its own fees and expenses relating to the proposed transactions, including but not limited to all legal, accounting and financial advisory fees and expenses, provided¸ that Buyer shall pay (i) the premium for the Title Policies with respect to the Ground Leases, and (ii) the fee for recording the Deeds and the Assignment of Leases (with respect to the Ground Leases).

(b) If this Agreement is terminated by Buyer pursuant to Sections 8.1(b) (by reason of a breach of Section 5.2) or 8.1(e), or by Seller pursuant to Section 8.1(d)(ii), then Seller shall make a nonrefundable cash payment to Buyer in an amount equal to Buyer’s actual fees and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees, fees and expenses related to site surveys, architectural design and architectural processing (e.g. for expeditors) and filing fees) that have been paid or that are due and owing by or on behalf of Buyer in connection with the preparation and negotiation of this Agreement and otherwise in connection with the transactions contemplated hereby up to an amount no greater than $500,000; provided, however, that Buyer shall, in any event, be entitled to a minimum amount of $250,000 notwithstanding Buyer’s actual fees and expenses. Such payment shall be made by Seller within ten (10) Business Days after Buyer’s delivery to Seller of a written statement of the amounts described above, which shall be supported by reasonable documentation if the aggregate amount payable under this Section 9.1(b) exceeds $250,000. Buyer and Seller acknowledge and agree that such payment will be the exclusive remedy available to Buyer in connection with a termination of the Agreement by Seller pursuant to Section 8.1(d)(ii) or by Buyer pursuant to Sections 8.1(b) (provided, that such limitation shall not apply to the breach or nonperformance of the covenants set forth in Sections 5.3, 5.4 or 5.7) and 8.1(e).

9.2 Notices. All notices and other communications hereunder will be in writing and will be deemed given (a) upon receipt if delivered personally (or if mailed by registered or certified mail), (b) the day after dispatch if sent by overnight courier or (c) upon dispatch if transmitted by telecopier or other means of facsimile transmission, in each case to the following:

If to Buyer:	Starbucks Corporation
2401 Utah Avenue South
Mail Stop S-RE1
Seattle, Washington 98134
Phone: (206) 318-8720
Fax No.: (206) 318-0658
Attn: Michael Malanga, vice president, Strategic Planning
and New Store Development

With a copy to:	Starbucks Corporation
2401 Utah Avenue South
Mail Stop S-LA1
Seattle, Washington 98134
Phone: (206) 318-8028
Fax No.: (206) 318-0720
Attn: Michael Fink, vice president and assistant general
counsel

If to Seller:	Diedrich Coffee, Inc.
28 Executive Park, Suite 200
Irvine, California 92614
Phone: (949) 260-1600
Fax No.: (949) 260-1610
Attn: Chief Executive Officer

With a copy to:	Gibson, Dunn & Crutcher LLP
4 Park Plaza
Irvine, California 92614
Phone: (949) 451-3800
Fax No.: (949) 451-4220
Attn: John M. Williams

9.3 Governing Law; Venue. The validity, construction and enforceability of this Agreement will be governed in all respects by the laws of the State of California, without regard to its conflict of laws principles. If any legal action or any arbitration or other proceeding is brought in connection with this Agreement, the prevailing party will be entitled to recover reasonable attorneys’ fees, accounting fees, and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled. Any action to enforce, or which arises out of or in any way relates to, any of the provisions of this Agreement (except for any actions that are expressly subject to arbitration), including any action to compel compliance with the arbitration provisions of this Agreement and any action to enforce an arbitration judgment, will be brought and prosecuted exclusively in the United States District Court, Central District of California (or, in the event such court does not have jurisdiction, the courts of the State of California located in such district), and the parties hereto hereby consent to the jurisdiction of such court or courts and to service of process by registered mail, return receipt requested, or by any other manner provided by the law of the State of California and the rules of such courts.

9.4 No Third Party Beneficiaries. Nothing in this Agreement is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

9.5 Assignment. Neither Seller nor Buyer nor Coffee People may assign this Agreement, by operation of law or otherwise, without obtaining the prior written consent of the other parties, provided such consent will not be unreasonably withheld, and provided further that Buyer may assign this Agreement or any of its rights hereunder to a wholly-owned Affiliate of Buyer; provided that Buyer remains liable for all obligations of Buyer set forth herein.

9.6 Intent to be Binding; Entire Agreement; Severability. The schedules and exhibits referred to herein are incorporated herein by reference as if fully set forth in the text of this Agreement. This Agreement may be executed in any number of counterparts, and each counterpart constitutes an original instrument, but all such separate counterparts constitute one and the same agreement. Except as otherwise provided herein, this Agreement may not be amended except by an instrument in writing signed by Buyer and Seller. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and the understandings between the parties with respect to such subject matter. No discussions regarding or exchange of drafts or comments in connection with the transactions contemplated herein will constitute an agreement among the parties thereto. If any term, provision, covenant or restriction of this Agreement is held by a court to be invalid or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected or invalidated and the court will modify this Agreement or, in the absence thereof, the parties agree to negotiate in good faith to modify this Agreement to preserve each party’s anticipated benefits under this Agreement.

9.7 Waiver of Provisions. The terms, covenants, representations, warranties and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time to require performance of any provisions hereof will, in no manner, affect the right of such party at a later date to enforce the same. No waiver by any party of any condition, or breach of any provision, term, covenant, representation, or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

9.8 Construction. The captions and titles of the articles, sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. This Agreement has been jointly prepared by Seller and Buyer and shall be construed without regard to any presumption or other rule requiring the resolution of any ambiguity regarding the interpretation or construction hereof against the party causing this Agreement to be drafted.

9.9 Acknowledgement; Independent Due Diligence. Buyer acknowledges that:

(a) Buyer, either alone or together with any individuals or entities Buyer has retained to advise it with respect to the transactions contemplated hereby, has knowledge and experience in transactions of this type and in the business related to the Acquisition Assets, and is therefore capable of evaluating the risks and merits of acquiring the Acquisition Assets;

(b) neither Seller nor any representative or agent of Seller has given any investment, legal or other advice or rendered any opinion as to whether the purchase of the Acquisition Assets is prudent;

(c) Buyer has conducted due diligence, including a review of the documents, records and books pertaining to the Acquisition Assets that Seller has made available to Buyer; and

(d) Buyer and its attorneys, accountants and advisors have had the opportunity to ask questions and receive answers concerning the Acquisition Assets.

9.10 Disclaimer Regarding Assets. Other than the representations and warranties set forth in this Agreement or any certificate, schedule or Transaction Document delivered in connection with this Agreement, Seller expressly disclaims, and Buyer acknowledges that it is not relying upon, any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the Acquisition Assets and the Assumed Liabilities or the prospects (financial or otherwise), risks and other incidents of the Acquisition Assets and Assumed Liabilities.

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Buyer, Seller and Coffee People have executed this Agreement on the date first written above. By signing below, each individual signing on behalf of an entity represents that he or she is a duly elected officer of such company and is authorized to sign in that capacity.

“Buyer”

STARBUCKS CORPORATION, a Washington corporation

By:	/s/ MICHAEL MALANGA

Name:	Michael Malanga

Title:	vice president, Strategic Planning and New Store Development

“Seller”

DIEDRICH COFFEE, INC., a Delaware corporation

By:	/s/ STEPHEN V. COFFEY

Name:	Stephen V. Coffey

Title:	Chief Executive Officer

“Coffee People”

COFFEE PEOPLE, INC., an Oregon corporation

By:	/s/ STEPHEN V. COFFEY

Name:	Stephen V. Coffey

Title:	President